Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT NAMES DORENE DOMINGUEZ TO BOARD OF DIRECTORS

NEW YORK — Feb. 14, 2017 — CIT Group Inc. (NYSE: CIT), a leading provider of commercial lending and leasing services, announced that Dorene Dominguez was named to the board of directors, effective Feb. 13, 2017. Dominguez has also served as a director of the company’s banking subsidiary, CIT Bank, N.A., since 2015.

“Dorene is a seasoned leader and active community member, and we know she will make key contributions to the CIT board as we continue to implement our strategic plan and build our banking capability,” said Chairwoman and Chief Executive Officer Ellen R. Alemany. “We know Dorene will be a great addition to the board, and drive continuity between the subsidiary and parent boards.”

About Dorene Dominguez

Dominguez is the chairwoman and chief executive officer of the Vanir Group of Companies, Inc., and its subsidiaries Vanir Construction Management, Inc. and Vanir Development Company, Inc. Having a national presence in program, project and construction management services, Vanir Construction Management, Inc. is ranked #26 in revenue by Engineering News & Review.

She is an active member of various community improvement projects, boards and commissions, including chair of The Dominguez Dream, which services elementary schools in underserved communities by providing academic enrichment programs in math, science, language arts and engineering. She is a current member of the Latino Studies Board of Notre Dame University, Pride industries Board of Directors, Coca-Cola Hispanic Advisory Council, and Cal Chamber Board, and sits on the Board of the University of Southern California, Lusk Center for Real Estate. Dominguez formerly served as a member of the American River Bank Board of Directors, the New America Alliance and the National Council of La Raza.

Dominguez graduated from Notre Dame University with a bachelor’s in business finance. She also earned a Certificate of Corporate Governance from the Center for Business and Government, John F. Kennedy School of Government, Harvard University.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $65 billion in assets. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. It provides financing, leasing and advisory services principally to middle-market companies across a wide variety of industries primarily in North America, and equipment financing and leasing solutions to the transportation sector. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. cit.com

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CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Gina Proia	Barbara Callahan
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(212-771-6008	(973) 740-5058
Gina.Proia@cit.com	Barbara.Callahan@cit.com

Matt Klein
Director, Media Relations
973-597-2020

Matt.Klein@cit.com